Exhibit 10.2

Certain information marked as [****] has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the Registrant treats as private or confidential.

DATED [30] August 2021

BITMAIN TECHNOLOGIES LIMITED

(“Bitmain”)

and

CIPHER MINING TECHNOLOGIES INC.

(“Purchaser”)

SUPPLEMENTAL AGREEMENT

TO

NON-FIXED PRICE SALES AND PURCHASE

AGREEMENT

THIS SUPPLEMENTAL AGREEMENT (this “Agreement”) is made on [30] Aug 2021

BETWEEN:-

1.	Bitmain technologies limited, whose registered office is at Unit Al of Unit A, 11th Floor, Success Commercial Building, 245-251 Hennessy Road, Hong Kong (“Bitmain”); and

2.	Cipher Mining Technologies Inc., whose principal place of business at 222 purchase Street, #290,Rye,New York, USA, 10580 (the “Purchaser”).

and is SUPPLEMENTAL to the non-fixed price sales and purchase agreement (“Non-fixed Price Sales and Purchase Agreement”) dated 20 Aug 2021 entered into between Bitmain and the Purchaser in relation to the arrangement in respect of the sale and purchase of cryptocurrency mining hardware and other equipment.

WHEREAS:

Purchaser is willing to change the quantity of Products to be purchased and Bitmain agrees with the same.

NOW IT IS HEREBY AGREED AND CONFIRMED as follows:

1.	Interpretation

1.1

Unless otherwise provided in this Agreement or the context requires otherwise, terms and expressions defined or to which a meaning is ascribed in the Non-Fixed Price Sales and Purchase Agreement shall have the same meanings when used in this Agreement (including the Recitals hereto).

1.2	In this Agreement, “Parties” means the named parties to this Agreement.

2.	Amendment to the Non-fixed Price Sales and Purchase Agreement

2.1	The Parties agree that Appendix A & Appendix B of the Non-Fixed Price Sales and Purchase Agreement shall be deleted in its entirety and replaced by the Appendix C & Appendix D.

3.	Confirmation of the Non-Fixed Price Sales and Purchase Agreement

3.1

This Agreement is supplemental to the Non-Fixed Price Sales and Purchase Agreement and the Parties confirm that all the provisions of the Non-Fixed Price Sales and Purchase Agreement shall continue to remain in full force and effect save as supplemented and amended by this Agreement. The Non-Fixed Price Sales and Purchase Agreement and this Agreement shall be read and construed as one document.

4.	Miscellaneous

4.1

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

4.2

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the Parties agree to submit to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center under the UNCITRAL Arbitration Rules in force.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF this Agreement has been entered into the day and year first before written.

Signed for and on behalf of Bitmain

Bitmain Technologies Limited
Signature
Title

Signed for and on behalf of the Purchaser

Cipher Mining Technologies Inc.
Signature
Title	CEO

APPENDIX C

1. Products:

1.1.

The information (including but not limited to the quantity, rated hashrate, estimated unit price (“Unit Price”), estimated total price (“Total Price (One Item)”), total price for all the items (“Total Purchase Price”) of Products to be purchased by Party B from Party A is as follows (“Products”):

1.1.1 Product Type

Type	Details
Product Name	HASH Super Computing Server, S19j Pro

Rated hashrate / unit	~100TH/s

Rated power / unit	~2950W

J/T@25°C environment temperature	~29.5

Description

1.  Bitmain undertakes that the error range of “J/T@25°C environment temperature” does not exceed 10%.

2.  “Rated hashrate / unit” and “rated power / unit” are for reference only and may defer from each batch or unit. Bitmain makes no representation on “Rated hashrate / unit” and “rated power / unit.

3.  Purchaser shall not reject the Products on the grounds that the actual parameters of the delivered Products are not in consistence with the reference indicators.

4.  Products shall be from Bitmain’s Malaysia factory.

5.  Products shall be fitted for 277 Volt power supply.

6.  Products shall be UL certified.

1.1.2	The estimated delivery schedule, reference quantity, total rated hashrate, unit price and total price are as follows:

Batch	Product Name	Shipping Schedule	Reference Quantity	Total Rated Hashrate (T)	Price (US$/T)	Unit Price (US$)	Total Price (US$)
1		January 2022	1,000	100,000	65.45	6,545	6,545,000

2		February 2022	1,000	100,000	65.45	6,545	6,545,000

3		March 2022	1,000	100,000	65.45	6,545	6,545,000

4	Hash Super Computing Server, S19j pro	April 2022	5,000	500,000	65.00	6,500	32,500,000
5		May 2022	5,000	500,000	65.00	6,500	32,500,000
6		June 2022	5,000	500,000	65.00	6,500	32,500,000

7		July 2022	3,000	300,000	60.00	6,000	18,000,000

8		August 2022	3,000	300,000	60.00	6,000	18,000,000

9		September 2022	3,000	300,000	60.00	6,000	18,000,000

1.1.3 Total price of the Products listed above:

Total Purchase Price (tax exclusive): US$171,135,000

Tax: US$0

Total Purchase Price (tax inclusive): US$171,135,000

1.2.

Both Parties confirm and agree that Bitmain may adjust the total quantity based on the total hashrate provided that the total hashrate of the Product(s) actually delivered by Bitmain to the Purchaser shall not be less than the total rated hashrate agreed in Article 1.1 of this Appendix C. Bitmain makes no representation that the quantity of the actually delivered Products shall be the same as the quantity set forth in Article 1.1. of this Appendix C.

1.3.

In the event that Bitmain publishes any new type of products with less J/T value and suspends the production of the type of the Products as agreed in this Agreement, Bitmain shall be entitled to release itself from any future obligation to deliver any subsequent Products by [10]-day prior notice to the Purchaser and continue to deliver new types of Products, the total rated hashrate of which shall be no less than such subsequent Products cancelled under this Agreement and the price of which shall be adjusted in accordance with the J/T value. In the event that the Purchaser explicitly refuses to accept new types of Products, the Purchaser is entitled to request for a refund of the remaining balance of the purchase price already paid by the Purchaser together with an interest at 0.0333% per day on such balance for the period from the next day following the payment date of such balance to the date immediately prior to the date of request of refund. If the Purchaser accepts the new types of Products delivered by Bitmain, Bitmain shall be obliged to deliver such new types of Products to fulfill its obligations under this Agreement. The Purchaser may request to lower the actual total hashrate of the Products delivered but shall not request to increase the actual total hashrate to the level exceeding the total rated hashrate as set out in this Agreement. After Bitmain publishes new types of Products and if Bitmain has not suspended the production of the types of Products under this Agreement, Bitmain shall continue to delivery such agreed types of Products in accordance with this Agreement and the Purchaser shall not terminate this Agreement or refuse to accept the Products on the grounds that Bitmain has published new type(s) of Products.

2.	Cargo insurance coverage limitations:

The cargo insurance coverage provided by Bitmain is subject to the following limitations and exceptions:

Exclusions:

•	loss damage or expense attributable to willful misconduct of the Assured

•	ordinary leakage, ordinary loss in weight or volume, or ordinary wear and tear of the subject-matter insured

•

loss damage or expense caused by insufficiency or unsuitability of packing or preparation of the subject-matter insured (for the purpose of this Clause, “packing” shall be deemed to include stowage in a container or liftvan but only when such stowage is carried out prior to attachment of this insurance or by the Assured or their servants)

•	loss damage or expense caused by inherent vice or nature of the subject-matter insured

•	loss damage or expense proximately caused by delay, even though the delay be caused by a risk insured against (except expenses payable)

•	loss damage or expense arising from insolvency or financial default of the owners managers charterers or operators of the vessel

•	loss, damage, or expense arising from the use of any weapon of war employing atomic or nuclear fission, and/or fusion or other like reaction or radioactive force or matter.

•

Loss, damage or expense arising from unseaworthiness of vessel or craft, unfitness of vessel craft conveyance container or liftvan for the safe carriage of the subject-matter insured, where the Assured or their servants are privy to such unseaworthiness or unfitness, at the time the subject-matter insured is loaded therein.

•

The Underwriters waive any breach of the implied warranties of seaworthiness of the ship and fitness of the ship to carry the subject-matter insured to destination, unless the Assured or their servants are privy to such unseaworthiness or unfitness.

•

Loss, damage or expense caused by (1) war, civil war, revolution, rebellion, insurrection, or civil strife arising therefrom, or any hostile act by or against a belligerent power, (2) capture, seizure, arrest, restraint or detainment (piracy excepted), and the consequences thereof or any attempt threat, (3) derelict mines, torpedoes, bombs, or other derelict weapons of war.

•

Loss, damage, or expense caused by strikers, locked-out workmen, or persons taking part in labor disturbances, riots or civil commotion, resulting from strikes, lock-outs, labor disturbances, riots or civil commotions, caused by any terrorist or any person acting from a political motive.

3.	Bitmain’s BANK ACCOUNT info:

Company Name: Bitmain Technologies Limited

Company address: FLAT/RMA1 11/F SUCCESS COMMERCIAL BUILDING 245-251 HENNESSY ROAD HK

Account No.:	[****]

Bank name:	[****]

Bank address:	[****]

Swift Code:	[****]

ABA CODE:	[****]

4.	The payment shall be arranged by the Purchaser as Appendix D.

5.

At any time prior to the delivery, Bitmain is entitled to, by written notice, request the Purchaser to enter into a separate purchase agreement and Bitmain and the Purchaser, if so requested, shall cooperate with Bitmain to enter into such purchase agreement and shall pay the outstanding price for the Products in accordance with the terms and conditions of this Agreement, failing which Bitmain is entitled to request the Purchaser to continue to perform its obligations under this Agreement.

6.

The Purchaser shall pay [25%] of the Total Purchase Price as down payment to Bitmain within five (5) days after the signing of this Agreement, with the remaining being settled in accordance with the payment schedule set forth in this Agreement.

7.

Without prejudice to the above, the unit price and the Total Purchase Price of the Product(s) and any amount paid by the Purchaser shall be all denominated in USD. Where the Parties agree that the payments shall be made in cryptocurrencies, the exchange rate between the USD and the cryptocurrency selected shall be determined and calculated as follows: (1) in the event that the Purchaser pays for any order placed on Bitmain’s official website (the “Website”, http://www.bitmain.com) which is valid and has not been fully paid yet, the exchange rate between the USD and the cryptocurrency fixed in such placed Order shall apply, or (2) in any other case, the real time exchange rate between the USD and the cryptocurrency displayed on the Website upon payment shall apply. The exchange rate between the USD and the cryptocurrency shall be fixed according to this provision. In any circumstance, the Purchaser shall not ask for any refund due to the change of exchange rate.

APPENDIX D

Payment Percentage	Payment Date	Note	Example (Assuming this Agreement is signed on 20 August.)
At least 25%	Five (5) business days after signing of this Agreement	25% of the Total Purchase Price	25% of the Ql (Jan/Feb/Mar) Purchase Price shall be paid by 30 August 2021. 25% of the Q2&Q3(Apr/May/Jun/Jul/Aug/Sep) Purchase Price shall be paid by 1 September 2021.

At least 35%	Five months upfront 1st date of the delivery month	35% per month of a single batch

35% of the price for January batch shall be paid by 30 August 2021;

35% of the price for February batch shall be paid by 15 September 2021;

35% of the price for March batch shall be paid by 15 October 2021; etc.

The remaining 40%	15 days upfront 1st date of the delivery month	40% per month of a single batch

40% of the price for January batch shall be paid by 25 December 2021;

40% of the price for February batch shall be paid by 25 January 2022;

40% of the price for March batch shall be paid by 25 February 2022; etc.